Exhibit 5.2

[CDI LETTERHEAD]

May 26, 2005

Cal Dive International, Inc.
400 N. Sam Houston Parkway E.
Suite 400
Houston, Texas 77060

Gentlemen:

     The undersigned, as Special Counsel for Cal Dive International, Inc., a Minnesota corporation (the “Company”), in connection with the registration under the Securities Act of 1933 of $300,000,000 principal amount of the Company’s 3.25% Convertible Senior Notes due 2025 (the “Notes”) and 6,651,885 shares of the Company’s common stock, no par value per share, which may be issued upon conversion of the Notes (the “Shares”), as described in the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission with respect to the Notes and the Shares (the “Registration Statement”).

     In such capacity, I have examined the corporate documents of the Company, including its (i) articles of incorporation and by-laws as in effect on the date of issuance of the Notes, (ii) 2005 Amended and Restated Articles of Incorporation and Second Amended and Restated By-Laws as in effect as of the date hereof, and (iii) resolutions adopted by its Board of Directors and committees thereof. For the purposes of expressing the opinion contained herein, I have also examined the Registration Statement, together with the exhibits thereto, and such other documents which I have deemed necessary. I have relied on representations made by and certificates of the officers of the Company and public officials with respect to certain facts material to my opinion. I have made no independent investigation regarding such representations and certificates.

     Based upon and subject to the foregoing, I am of the opinion that the Shares are duly authorized and when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, dated as of March 30, 2005, among the Company and JPMorgan Chase Bank, National Association, as trustee, will be legally issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Andrew C. Becher

Andrew C. Becher